As filed with the Securities and Exchange Commission on March 2, 2017

Registration No. 333-203872

Registration No. 333-210388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-203872

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-210388

COLUCID PHARMACEUTICALS, INC.

(Exact name of issuer as specified in its charter)

Delaware	20-3419541
(State of incorporation)	(I.R.S. Employer Identification No.)

222 Third Street, Suite 1320 Cambridge, MA (857) 285-6495	02142
(Address of Principal Executive Offices)	(Zip Code)

2015 EQUITY INCENTIVE PLAN

2015 EMPLOYEE STOCK PURCHASE PLAN

2006 EQUITY INCENTIVE PLAN

(Full title of plan)

Darren J. Carroll

President

CoLucid Pharmaceuticals, Inc.

222 Third Street, Suite 1320

Cambridge, MA 02142

(857) 285-6495

(Name, address and telephone number of agent for service)

Copy to:

Raymond O. Gietz, Esq.

Matthew J. Gilroy, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF COMMON STOCK

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by CoLucid Pharmaceuticals, Inc. (the “Company”), deregister all shares of the Company’s common stock, $0.001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-203872), pertaining to the registration of (i) 1,900,000 Shares pursuant to the 2015 Equity Incentive Plan, (ii) 300,000 Shares pursuant to the 2015 Employee Stock Purchase Plan and (iii) 22,428 Shares pursuant to the 2006 Equity Incentive Plan, filed with the Commission on May 5, 2015; and

•	Registration Statement on Form S-8 (No. 333-210388), pertaining to the registration of 687,312 Shares pursuant to the 2015 Equity Incentive Plan and 150,000 Shares pursuant to the 2015 Employee Stock Purchase Plan, filed with the Commission on March 24, 2016.

On March 1, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 17, 2017, by and among Eli Lilly and Company (“Lilly”), ProCar Acquisition Corporation, a wholly-owned subsidiary of Lilly, and the Company, ProCar Acquisition Corporation merged with and into the Company (the “Merger”), and the Company became a wholly-owned subsidiary of Lilly. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration the Shares registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana, on the 2nd day of March, 2017.

COLUCID PHARMACEUTICALS, INC.

By:	/s/ Darren J. Carroll
	Name:	Darren J. Carroll
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Darren J. Carroll	Director; President	March 2, 2017
Darren J. Carroll	(Principal Executive Officer)

/s/ Joshua Smiley	Director; Vice President and Treasurer	March 2, 2017
Joshua Smiley	(Principal Financial and Accounting Officer)

/s/ Martin Bott	Director	March 2, 2017
Martin Bott